NEWS RELEASE	For Additional Information Contact:
Richard Armbrust (414) 327-1700
For Immediate Release
MASON WELLS COMPLETES ACQUISITION
OF THE OILGEAR COMPANY
MILWAUKEE, Wis. — December 15, 2006 — The Oilgear Company (NASDAQ: OLGR) today announced the completion of a merger in which the company has been acquired by a group of investors led by Mason Wells Buyout Fund II, Limited Partnership, an affiliate of the Milwaukee-based private equity firm Mason Wells.
On August 28, 2006, Oilgear entered into a definitive merger agreement that called for its shareholders to receive $15.25 per share in cash for each share of common stock held. Oilgear common stock will cease trading on the Nasdaq Capital Market at the close of business on December 15, 2006.
In connection with the transaction, Richard Armbrust, one of the investors, joined Oilgear as President. “We are pleased to partner with Mason Wells who shares our commitment to growth and success for Oilgear,” said Armbrust. “Their approach to previous acquisitions consistently has produced exceptional results for the companies in which they have invested.”
Shareholders of Oilgear common stock soon will receive instructions and a letter of transmittal by mail from Wells Fargo N.A. describing actions necessary for redeeming their shares.
About Oilgear
A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
About Mason Wells
Mason Wells is a leading Midwest-based private equity firm that manages over $500 million of capital through Mason Wells Buyout Funds and Mason Wells Venture Funds. Since its founding, Mason Wells has closed more than 80 transactions through the Mason Wells Buyout Funds and its predecessor funds. Mason Wells Buyout Fund II was established in December 2005 as a $300 million fund raised to make control-oriented buyout investments of middle market companies primarily located in the Midwestern U.S.